VYTERIS, INC.

2010 OUTSIDE DIRECTOR CASH COMPENSATION AND STOCK INCENTIVE PLAN

1. Purpose of the Plan. The purpose of this plan ("Plan"), to be known as the "2010 Outside Director Cash Compensation and Stock Incentive Plan", is to attract qualified personnel to accept positions of responsibility as outside directors with Vyteris, Inc., a Nevada corporation, and its successors (collectively, the "Company"), and to provide incentives for qualified persons to remain on the Board of Directors of the Company as outside (non-management) directors. Following the effective date of this Plan, the Company shall not grant any awards of cash, stock, or options pursuant to the Company’s 2010 Outside Director Stock Incentive Plan.

2. Definitions. As used in the Plan, unless the context requires otherwise, the following terms shall have the following meanings:

"Administrator" shall mean the Compensation Committee of the Board, and if there is no designated Compensation Committee, then the Board.

“Annual Meeting” shall mean an annual meeting of the Company’s stockholders. “Annual Meeting Date” shall mean each date on which an Annual Meeting is held, commencing with the Annual Meeting conducted during 2010; provided, however, that if the Annual Meeting is not conducted by July 1 in any calendar year, the term “Annual Meeting Date” for such calendar year shall be July 1 of such calendar year.

"Board" shall mean the Board of Directors of the Company.

“Cash Award” shall mean a cash award made pursuant to Section 15 of the Plan.

"Common Stock" shall mean the Company's common stock, par value $0.015 per share, or if, pursuant to the adjustment provisions of Section 11 hereof, another security is substituted for such common stock, such other security.

"Existing Director" shall mean each member of the Board on the date of adoption of this Plan other than any member of the Board who is also an executive officer of the Company.

"Fair Market Value" on any date means the average of the high and low sales prices of a share of Common Stock on such date on the principal national securities exchange on which the shares of Common Stock are listed or admitted to trading, or, if such shares are not so listed or admitted to trading, the closing sales price of a share of Common Stock on the National Association of Securities Dealers Automated Quotation System (“NASDAQ”) on such date, or if such closing price is not available, the arithmetic mean of the per share closing bid price and per share closing asked price of a share of Common Stock on such date as quoted on NASDAQ or such other quotation system in which such prices are regularly quoted, or, if there have been no such published bid or asked quotations with respect to a share of Common Stock on such date, or if such shares are not publicly traded, the Fair Market Value shall be the fair market value established by the Administrator.

"Option" shall mean the right, granted pursuant to Section 7 of the Plan, to purchase one or more shares of Common Stock.

"Optionee" shall mean a person to whom an Option has been granted pursuant to the Plan.

“Outside Director” shall mean (i) each Existing Director and (ii) each person who, at the time that such person first is appointed or elected to the Board, is not, and has not been during the twelve months prior to such appointment or election, an employee of the Company or any of its subsidiaries; provided, however, that a person shall cease to be an Outside Director if he or she becomes an employee of the Company or any of its subsidiaries.

“Retirement” shall mean a director’s resignation from, or the act of foregoing election to, the Board as a result of any mandatory retirement provisions applicable to such director.

3. Stock Subject to the Plan. There will be reserved for use upon the exercise of Options granted from time to time pursuant to the Plan an aggregate of 10,000,000 shares of Common Stock, subject to adjustment as provided in Section 11 hereof. The Administrator shall determine from time to time whether all or part of such 10,000,000 shares shall be authorized but unissued shares of Common Stock or issued shares of Common Stock which shall have been reacquired by the Company and which are held in its treasury. If any Option granted under the Plan should expire or terminate for any reason without having been exercised in full, the unpurchased shares shall become available for the grant of Options under the Plan.

4. Administration of the Plan. The Plan shall be administered by the Administrator. Subject to the provisions of the Plan, the Administrator shall have full discretion:

(a) To determine the exercise price of Options granted hereunder in accordance with Section 7 hereof;

(b) To interpret the Plan;

(c) To promulgate, amend and rescind rules and regulations relating to the Plan, provided, however, that no such rules or regulations shall be inconsistent with any of the terms of the Plan;

 (d) To subject any Option and Cash Awards to such additional restrictions and conditions (not inconsistent with the Plan) as may be specified when granting the Option or Cash Award; and

(e) To make all other determinations in connection with the administration of the Plan in a manner consistant with the Plan.

5. Eligibility. The only persons who shall be eligible to receive Options or Cash Awards under the Plan shall be Outside Directors.

6. Term. No Option or Cash Award shall be granted under the Plan after July 1, 2020.

7. Grant of Stock Options. The following provisions shall apply with respect to Options granted hereunder:

(a) Automatic Grants.

(i) Initial Grants. For any directors appointed after March 1, 2010, the Company shall grant Options to purchase 50,000 shares to each non-employee director upon the date of his initial election to the Board (“Initial Grants”).

(ii) Annual Grants. On each Annual Meeting Date (or, in 2010, on the fifth business day after the Plan is adopted by the Board), the Company shall grant to each Outside Director Options to purchase 30,000 shares of Common Stock for service as an Outside Director, Options to purchase 2,665 shares of Common Stock for service on one or more Board Committees, and Options to purchase 5,940 shares of Common Stock for service as Chairman of one or more Board Committees (subject to adjustment pursuant to Section 11 hereof) (“Annual Grants”).

(b) Option Price. The price at which shares of Common Stock shall be purchased upon exercise of an Option granted hereunder shall be equal to the Fair Market Value of such shares on the date of grant of such Option.

(c) Expiration. Except as otherwise provided in Section 10 hereof, each Option granted hereunder shall cease to be exercisable ten years after the date on which it is granted.

(d) Initial 2010 Grants.  The Company shall grant Options to purchase its Common Stock as previously approved by the Compensation Committee of the Board of Directors.

8. Exercise of Options. Unless the exercise date of an Option granted hereunder is accelerated pursuant to Section 12 hereof, the following provisions shall apply with respect to the exercise of such Option, unless the Administrator determines otherwise at the time of grant:

(a) Initial Grants in paragraphs 7(a)(i) and (d) above shall vest during the first two years following the date of grant in eight equal amounts on each quarterly anniversary of the grant date but if a director is not reelected for a second term then all remaining unvested options in the Initial Grant shall vest automatically on the one year anniversary of the grant date;

(b) Annual Grants shall vest during the first year following the date of grant in four equal amounts on each quarterly anniversary of the grant date;

(c) In the event that an Outside Director is appointed to fill a vacancy on the Board, the Administrator shall determine the amount of the Annual Grant appropriate to provide such Outside Director for the period such Outside Director will so serve for the remainder of the term; and

(d) All vesting of Options shall cease if the Outside Director resigns from the Board or otherwise ceases to serve as an Outside Director, unless the Administrator determines that the circumstances warrant continuation of vesting.

9. Method of Exercise. To the extent permitted by Section 8 hereof, Optionees may exercise their Options from time to time by giving written notice to the Company. The date of exercise shall be the date on which the Company receives such notice. Such notice shall be on a form furnished by the Company and shall state the number of shares to be purchased and the desired closing date, which date shall be at least fifteen days after the giving of such notice, unless an earlier date shall have been mutually agreed upon. At the closing, the Company shall deliver to the Optionee (or other person entitled to exercise the Option) at the principal office of the Company, or such other place as shall be mutually acceptable, a certificate or certificates for such shares against payment in full of the Option price for the number of shares to be delivered, such payment to be by a certified or bank cashier's check and/or, if permitted by the Administrator in its discretion, by transfer to the Company of capital stock of the Company having a Fair Market Value (as determined pursuant to Section 2) on the date of exercise equal to the excess of the purchase price for the shares purchased over the amount (if any) of the certified or bank cashier's check. If the Optionee (or other person entitled to exercise the Option) shall fail to accept delivery of and pay for all or any part of the shares specified in his or her notice when the Company shall tender such shares to such Optionee, such Optionee’s right to exercise the Option with respect to such unpurchased shares may be terminated.

10. Termination of Board Status. In the event that an Optionee ceases to serve on the Board for any reason other than cause, death, disability, resignation or Retirement, such Optionee's Options shall automatically terminate three months after the date on which such service terminates, but in any event not later than the date on which such Options would terminate pursuant to Section 7(c). In the event that an Optionee resigns or is removed from the Board by means of a resolution which recites that the Optionee is being removed solely for cause, such Optionee's Options shall automatically terminate on the date such removal is effective. In the event that an Optionee ceases to serve on the Board by reason of death, disability or Retirement, an Option exercisable by such Optionee shall terminate one year after the date of death, disability or Retirement of the Optionee, but in any event not later than the date on which such Options would terminate pursuant to Section 7(c). During such time after death, an Option may only be exercised by the Optionee's personal representative, executor or administrator, as the case may be. No exercise permitted by this Section 10 shall entitle an Optionee or such Optionee’s personal representative, executor or administrator to exercise any portion of any Option beyond the extent to which such Option is exercisable pursuant to Section 8 hereof on the date such Optionee ceases to serve on the Board. In the event that an Outside Director accepts employment by the Company or its subsidiaries after becoming an Outside Director, such individual shall cease to be an Outside Director and thus shall not be eligible to receive Options under this Plan thereafter, but such individual shall not be deemed to have ceased serving on the Board for purposes of this Section 10 merely by virtue of such employment.

11. Changes in Capital Structure. In the event that, by reason of a stock dividend, recapitalization, reorganization, merger, consolidation, reclassification, stock split-up, combination of shares, exchange of shares, or comparable transaction, the outstanding shares of Common Stock of the Company are hereafter increased or decreased, or changed into or exchanged for a different number or kind of shares or other securities of the Company or of any other corporation, then appropriate adjustments shall be made by the Administrator to the number and kind of shares reserved for issuance under the Plan upon the grant and exercise of Options and the number and kind of shares subject to the automatic grant provisions of Section 7(a) and Section 15. In addition, the Administrator shall make appropriate adjustments to the number and kind of shares subject to outstanding Options, and the purchase price per share under outstanding Options shall be appropriately adjusted consistent with such change. In no event shall fractional shares be issued or issuable pursuant to any adjustment made under this Section 11. The determination of the Administrator as to any such adjustment shall be final and conclusive.

12. Mandatory Exercise. Notwithstanding anything to the contrary set forth in the Plan, in the event that (x) the Company should adopt a plan of reorganization pursuant to which (i) it shall merge into, consolidate with, or sell substantially all of its assets to, any other corporation or entity or (ii) any other corporation or entity shall merge with the Company in a transaction in which the Company shall become a wholly-owned subsidiary of another entity, or (y) the Company should adopt a plan of complete liquidation, then (I) all Options granted hereunder shall be deemed fully exercisable fifteen days prior to the scheduled consummation of such event and (II) the Company may give an Optionee written notice thereof requiring such Optionee either (a) to exercise his or her Options within ten days after receipt of such notice, including all installments whether or not they would otherwise be exercisable at the date, (b) in the event of a merger or consolidation in which shareholders of the Company will receive shares of another corporation, to agree to convert his or her Options into comparable options to acquire such shares, (c) in the event of a merger or consolidation in which shareholders of the Company will receive cash or other property (other than capital stock), to agree to convert his or her Options into such consideration (in an amount representing the appreciation over the exercise price of such Options) or (d) to surrender such Options or any unexercised portion thereof.

13. Option Grant. Each grant of an Option under the Plan will be evidenced by a document in such form as the Administrator may from time to time approve. Such document will contain such provisions as the Administrator may in its discretion deem advisable, including without limitation additional restrictions or conditions upon the exercise of an Option, provided that such provisions are not inconsistent with any of the provisions of the Plan. The Administrator may require an Optionee, as a condition to the grant or exercise of an Option or the issuance or delivery of shares upon the exercise of an Option or the payment therefor, to make such representations and warranties and to execute and deliver such notices of exercise and other documents as the Administrator may deem consistent with the Plan or the terms and conditions of the option agreement. Not in limitation of any of the foregoing, in any such case referred to in the preceding sentence the Administrator may also require the Optionee to execute and deliver documents (including the investment letter described in Section 14) containing such representations, warranties and agreements as the Administrator or counsel to the Company shall deem necessary or advisable to comply with any exemption from registration under the Securities Act of 1933, as amended, any applicable State securities laws, and any other applicable law, regulation or rule.

14. Investment Letter; Requirements of Law.

(a) If required by the Administrator, each Optionee shall agree to execute a statement directed to the Company, upon each and every exercise by such Optionee of any Options, that shares issued thereby are being acquired for investment purposes only and not with a view to the redistribution thereof, and containing an agreement that such shares will not be sold or transferred unless either (1) registered under the Securities Act of 1933, as amended, or (2) exempt from such registration in the opinion of Company counsel. If required by the Administrator, certificates representing shares of Common Stock issued upon exercise of Options shall bear a restrictive legend summarizing the restrictions on transferability applicable thereto.

(b) The granting of Options, the issuance of shares upon the exercise of an Option, and the delivery of shares upon the payment therefor shall be subject to compliance with all applicable laws, rules, and regulations. Without limiting the generality of the foregoing, the Company shall not be obligated to sell, issue or deliver any shares unless all required approvals from governmental authorities and stock exchanges shall have been obtained and all applicable requirements of governmental authorities and stock exchanges shall have been complied with.

(c) The Company shall have the right but not the obligation to file a resale registration statement on behalf of one or more Optionees with respect to shares underlying options on Form S-8 or other applicable registration statement.

15.        Cash Awards. The following provisions shall govern the grant of Cash Awards pursuant to the Plan:

(a)         Each Outside Director will receive a $10,000 per annum retainer to cover general availability and participation in meetings and conference calls of our Board of Directors;

(b)        Each Outside Director Committee member will receive a $2,000 per annum retainer to cover general availability and participation in Committee conference calls and meetings;

 (c)        The Chairman of the Board, if an Outside Director, will receive an additional $6,000 per annum retainer. The Chairmen of each of the Audit Committee, Corporate Governance Committee, and Compensation Committee will receive an additional $2,000 annually;

(d)         The Company will reimburse each Outside Director for his reasonable out-of-pocket travel expenses, to cover preparation for attendance at and participation in the Board Meetings;

(e)         Each Outside Director shall receive $1,000 per day for any Board approved and designated activities on behalf of the Company other than Board or committee meetings;

(f)         In the event that an Outside Director is appointed to fill a vacancy on the Board, any committee of the Board, or the Chairman of the Board, the Board of Directors will determine the amount of cash compensation appropriate to provide such director for the period such director will so serve for the remainder of the term; and

(g)        For purposes of administrative convenience, unless otherwise determined by the Administrator, cash payments required by this Section 15 shall be made quarterly in arrears as soon as practicable, but not later than 10 days after the last day of each calendar quarter. The first such payments shall be made for the quarter ending March 31, 2010.  All cash grants shall be reviewed on a quarterly basis.

16. Tax Withholding. The Company, as and when appropriate, shall have the right to withhold any federal, state, or local taxes required by law to be withheld.

17. Nonassignability. No Option shall be assignable or transferable by an Optionee except by will or the laws of descent and distribution or pursuant to a qualified domestic relations order as defined by the Internal Revenue Code of 1986, as amended (the "Code"), or Title I of the Employee Retirement Income Security Act ("ERISA") or the rules thereunder, in which event the terms of this Plan, including all restrictions and limitations set forth herein, shall continue to apply to the transferee. Except as otherwise provided in the immediately preceding sentence, during an Optionee's lifetime, no person other than the Optionee may exercise his or her Options.

18. Optionee's Rights as Shareholder; Participant’s and Board Member.

(a) An Optionee shall have no rights as a shareholder of the Company with respect to any shares subject to an Option until the Option has been exercised and the certificate with respect to the shares purchased upon exercise of the Option has been duly issued and registered in the name of the Optionee.

 (b) Nothing in the Plan shall be deemed to give an Outside Director any right to a continued position on the Board nor shall it be deemed to give any person any other right not specifically and expressly provided in the Plan.

19. Termination and Amendment. The Board may at any time terminate or amend the Plan as it may deem advisable, except that (i) the provisions of the Plan relating to the amount of shares covered by Options, the exercise price of Options or the timing and amount of Option grants or exercises shall not be amended more than once every six months, other than to comport with changes required by the Code, ERISA or the rules thereunder; and (ii) no such termination or amendment shall adversely affect any Outside Director with respect to any right which has accrued under the Plan in regard to any Option or Cash Award granted prior to such termination or amendment. Any termination of this Plan will terminate the obligation of the Company to grant any Option or Cash Award scheduled to be granted after the date of such termination.

20. Sunday or Holiday. In the event that the time for the performance of any action or the giving of any notice is called for under the Plan within a period of time which ends or falls on a Sunday or legal holiday, such period shall be deemed to end or fall on the next date following such Sunday or legal holiday which is not a Sunday or legal holiday.